As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-195994

FORM S-8 REGISTRATION STATEMENT NO. 333-173971

FORM S- 8 REGISTRATION STATEMENT NO. 333-156663

FORM S-8 REGISTRATION STATEMENT NO. 333-142573

FORM S-8 REGISTRATION STATEMENT NO. 333-140791

FORM S-8 REGISTRATION STATEMENT NO. 333-133531

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Einstein Noah Restaurant Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	13-369261
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(Address, including Zip Code, of Principal Executive Offices)

EINSTEIN NOAH RESTAURANT GROUP, INC. JEFFREY J. O’NEILL STOCK AWARD AGREEMENT

EINSTEIN NOAH RESTAURANT GROUP, INC. 2011 OMNIBUS INCENTIVE PLAN

NEW WORLD RESTAURANT GROUP, INC. STOCK APPRECIATION RIGHTS PLAN

NEW WORLD RESTAURANT GROUP, INC. 2004 EXECUTIVE EMPLOYEE INCENTIVE STOCK OPTION PLAN

NEW WORLD RESTAURANT GROUP, INC. STOCK OPTION PLAN FOR (NON-EMPLOYEE) INDEPENDENT DIRECTORS

NEW WORLD RESTAURANT GROUP, INC. JAMES W. HOOD STOCK AWARD AGREEMENT

(Full Title of the Plans)

Rhonda J. Parish, Esq.

Chief Legal Officer

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568-8000

(Name, address, including zip code,

and telephone number, including

area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENTS

This Post-Effective Amendment (the “Post-Effective Amendment”), relates to the following registration statements of Einstein Noah Restaurant Group, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-195994, registering 850,000 shares of the Company’s common stock, par value $0.001 (“Company Common Stock”), under the Company’s 2011 Omnibus Incentive Plan;

•	Registration Statement No. 333-173971, registering 1,000,000 shares of Company Common Stock under the Company’s 2011 Omnibus Incentive Plan;

•	Registration Statement No. 333-156663, registering 63,776 shares of Company Common Stock under the Jeffrey J. O’Neill Stock Award Agreement;

•	Registration Statement No. 333-142573, registering (i) 850,000 shares of New World Restaurant Group, Inc. (“New World”) common stock, par value 0.001 (“New World Common Stock”), under the 2004 Executive Employee Incentive Plan; (ii) 100,000 shares of New World Common Stock under the Stock Option Plan for (Non-Employee) Independent Directors; and (iii) 22,000 shares of New World Common Stock under the James W. Hood Stock Award Agreement;

•	Registration Statement No. 333-140791, registering 150,000 shares of New World Common Stock under New World’s Stock Appreciation Rights Plan;

•	Registration Statement No. 333-133531, registering (i) 1,150,000 shares of New World Common Stock under the 2004 Executive Employee Incentive Stock Option Plan and (ii) 200,000 shares of New World Common Stock under the Stock Option Plan for (Non-Employee) Independent Directors;

On November 5, 2014, pursuant to the Agreement and Plan of Merger, dated as of September 29, 2014 by and among the Company, JAB Beech Inc., a Delaware corporation (“Parent”) and Spruce Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), the Company became a wholly-owned subsidiary of Parent, and all outstanding shares of common stock of the Company were converted into the right to receive $20.25 per share in cash. As a result of the Merger, the Company terminated any and all offerings of its securities pursuant to the Registration Statements, and in accordance with undertakings made by the Company in the Registration Statements, this Post-Effective Amendment is being filed for the sole purpose of terminating the Registration Statements and deregistering any unissued shares previously registered under the Registration Statements and issuable under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on November 6, 2014.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Rhonda J. Parish
Chief Legal Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank Paci Frank Paci	President and Chief Executive Officer	November 6, 2014

/s/ John A. Coletta John A. Coletta	Chief Financial Officer	November 6, 2014

/s/ Robert E. Gowdy, Jr. Robert E. Gowdy, Jr.	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 6, 2014

/s/ David Bell David Bell	Director	November 6, 2014

/s/ Joachim Creus Joachim Creus	Director	November 6, 2014

/s/ Markus Hopmann Markus Hopmann	Director	November 6, 2014